SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2003

RADIANT SYSTEMS, INC.

(Exact name of registrant

as specified in its charter)

Georgia	0-22065	11-2749765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3925 Brookside Parkway, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 576-6000

(Former name or former address, if changed since last report.)

Item 5.	Other Events and Regulation FD Disclosure

Radiant Systems, Inc. (“Radiant” or the “Company”) announced today that it has entered into a definitive asset purchase agreement (the “Agreement”) to acquire substantially all of the assets of Aloha Technologies, a leading provider of point-of-sale systems for the hospitality industry, and certain affiliated entities of Aloha (collectively, “Aloha”). Under the terms of the Agreement, Radiant will purchase the assets for a purchase price of approximately $45 million. The consideration to be paid by Radiant for the purchased assets consists of $11 million in cash, a five-year note in the principal amount of $17 million, a one-year note in the principal amount of $1.7 million, 2,353,846 shares of restricted Radiant common stock and the assumption of Aloha’s accounts payable, contractual obligations and certain other liabilities. The transaction is expected to close early in the first quarter of 2004. Manny Negreiro, the Chief Executive Officer of Aloha, would become the head of Radiant’s new hospitality division, which will be based in Dallas, Texas.

The preceeding summary of certain provisions of the Agreement, a copy of which is filed as an exhibit hereto, is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(a)	Financial Statements: None
(b)	Pro Forma Financial Statements: None
(c)	Exhibits. The following exhibits are filed with this Report:

Exhibit Number	Exhibit Name
2.1	Asset Purchase Agreement, dated December 15, 2003, by and among Radiant Systems, Inc., Aloha Technologies, Ltd. et al*.
99.1	Press Release of Radiant Systems, Inc. (December 15, 2003)

*	The exhibits to the Asset Purchase Agreement are omitted from this filing. The Company agrees to supplementally furnish to the Commission upon request a copy of any such exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIANT SYSTEMS, INC.

By:	/s/ John H. Heyman

John H. Heyman Co-Chief Executive Officer

Dated: December 15, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit Name
2.1	Asset Purchase Agreement, dated December 15, 2003, by and among Radiant Systems, Inc., Aloha Technologies, Ltd. et al.
99.1	Press Release of Radiant Systems, Inc. (December 15, 2003)